EXHIBIT 23.1

Cawley, Gillespie & Associates, Inc.
PETROLEUM CONSULTANTS

13640 BRIARWICK DRIVE, SUITE 100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 625
AUSTIN, TEXAS 78729-1106	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

The undersigned hereby consents to the inclusion of the information included in this Annual Report on Form 10-K with respect to the oil and gas reserves of Isramco, Inc as of the year ended December 31, 2014. We hereby further consent to all references to our firm included in this Annual Report on Form 10-K.

 CAWLEY, GILLESPIE & ASSOCIATES, INC.

Fort Worth, Texas
March 8, 2015